PAGE 1                                                            EXHIBIT (99.1)


                                  ANNUAL REPORT



                        Pursuant to Section 15(d) of the
                             Securities Act of 1934



                               For the Year Ended
                                December 31, 2001


                          ____________________________



               THE LIFELINE EMPLOYEES' SAVINGS AND INVESTMENT PLAN
               ---------------------------------------------------

The Lifeline Employees' Savings
and Investment Plan
Financial Statements and Supplemental Schedule
To Accompany 2001 Form 5500
Annual Report of Employee Benefit Plan
Under ERISA of 1974
For the Years Ended December 31, 2001 and 2000

The Lifeline Employees' Savings and Investment Plan
Index to Financial Statements and Supplemental Schedule
For the Years Ended December 31, 2001 and 2000

                                                                                         Page(s)
Report of Independent Accountants                                                           2

Financial Statements:
   Statements of Net Assets Available for Plan Benefits,
     December 31, 2001 and 2000                                                             3

   Statements of Changes in Net Assets Available for Plan Benefits
     for the years ended December 31, 2001 and 2000                                         4

   Notes to Financial Statements                                                          5-9

Supplemental Schedule:
   Schedule of Assets (Held at End of Year) as of December 31, 2001                        10

Other supplemental schedules required by 29 CFR 2550.103-10 of the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

                        Report of Independent Accountants

To the Participants and Administrator of The Lifeline Employees' Savings and Investment Plan:

In our opinion, the accompanying statements of net assets available for plan benefits and the related statements of changes in net assets available for plan benefits present fairly, in all material respects, the net assets available for plan benefits of the Lifeline Employees' Savings and Investment Plan (the "Plan") at December 31, 2001 and 2000, and the changes in net assets available for plan benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of Assets Held at End of Year is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

June 7, 2002

The Lifeline Employees' Savings and Investment Plan
Statements of Net Assets Available for Plan Benefits
December 31, 2001 and 2000

                                                                             2001               2000
Assets
Investments (Notes C and D)                                              $14,433,420        $12,435,398

Receivables:
    Employer contributions receivable                                              -             38,125
    Participants' contributions receivable                                         -            100,537
                                                                         -----------        -----------

        Total receivables                                                          -            138,662
                                                                         -----------        -----------

        Total assets and net assets available for plan benefits          $14,433,420        $12,574,060
                                                                         ===========        ===========

The accompanying notes are an integral part of these financial statements.

The Lifeline Employees' Savings and Investment Plan
Statements of Changes in Net Assets Available for Plan Benefits
For the Years Ended December 31, 2001 and 2000

                                                                     2001           2000
Additions:
    Investment income (loss):
      Interest and dividend income                               $   220,843    $   506,151
      Net appreciation (depreciation) in fair value of
        investments (Note D)                                         420,577     (1,069,673)
                                                                 -----------    -----------
                                                                     641,420       (563,522)
                                                                 -----------    -----------

    Contributions:
      Participants'                                                1,568,206      1,429,139
      Participants' rollovers                                         20,158         77,863
      Employer                                                       520,814        471,814
                                                                 -----------    -----------

                                                                   2,109,178      1,978,816
                                                                 -----------    -----------

        Total additions                                            2,750,598      1,415,294
                                                                 -----------    -----------
Deductions:
    Benefits and withdrawals paid to participants                    888,888      1,057,159
    Administrative expenses                                            2,350          2,650
                                                                 -----------    -----------

        Total deductions                                             891,238      1,059,809
                                                                 -----------    -----------

        Net increase                                               1,859,360        355,485

Net assets available for plan benefits:
    Beginning of year                                             12,574,060     12,218,575
                                                                 -----------    -----------

    End of year                                                  $14,433,420    $12,574,060
                                                                 ===========    ===========

   The accompanying notes are an integral part of these financial statements

The Lifeline Employees' Savings and Investment Plan
Notes to Financial Statements

A.   Description of the Plan

     The following description of the Lifeline Employees' Savings and Investment Plan (the "Plan") provides only general information. Participants should refer to the plan document for a more complete description of the Plan's provisions.

     General

     The Plan is a defined contribution profit-sharing plan covering all United States employees of Lifeline Systems, Inc. (the "Company") who work at least 1,000 hours during the plan year. Employees become eligible to participate on the entry date following six months of service. The Plan was established in 1984 to provide participants an opportunity to defer retirement savings on a pretax basis. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

     Contributions

     Participants may contribute from 1% to 15% of their compensation, as defined by the Plan, on a pre-tax basis subject to the annual dollar limits established by the Internal Revenue Service (IRS) and plan limitations. Participants are immediately vested in their contributions and earnings thereon. Rollover contributions from other qualified plans are also allowed. Withdrawals are permitted as specified by IRS regulations and plan provisions.

     Employer contributions may vary from year to year in such amounts as have been voted by the Board of Directors of the Company pursuant to the provisions of the Plan. For the years ended December 31, 2001 and 2000, the Company matched 100% of the first 2% of participant deferrals and 50% of the next 2% of participant deferrals up to a maximum of $600 per quarter, or $2,400 per year per participant. Participants are immediately vested in Company matched contributions and earnings thereon. The Board of Directors has the discretion to make additional contributions.

     Loans

     With the approval of the plan administrator, participants may borrow from their vested account balance attributable to participant pre-tax, matching, discretionary, and rollover contributions. The maximum amount that may be borrowed is 50% of a participant's vested interest or $50,000, whichever is less. The minimum loan is $1,000. The interest rate is fixed and will be equal to the prime rate plus one and one-half percent. The maximum loan period is five years. The interest rate charged on participant loans ranged from 6.25% to 10.50% in 2001 and 10.25% to 11.00% in 2000.

     Benefits and Withdrawals

     Upon termination of service due to death, disability or retirement, the Plan allows benefits to be paid in the form of a cash payment or an in-kind distribution for participants who invest in the Company Stock Fund. Several annuity options may be selected by participants (or their beneficiaries) with account balances exceeding $3,500 as of December 1, 1990.

     The Plan also provides for a preretirement survivor annuity to participants of the Plan with account balances exceeding $3,500 as of December 1, 1990, which allows 100% of a married participant's benefits to be used to provide benefits to his/her spouse if the participant dies before benefit payments commence. This provision may be waived once the participant reaches age 35 and obtains written consent from his/her spouse. Benefits to participants not married who die before retirement will be distributed to designated beneficiaries.

     Hardship withdrawals are allowed under the provisions of the Plan.

The Lifeline Employees' Savings and Investment Plan
Notes to Financial Statements

     Vesting

     Plan participants are at all times 100% vested in the value of their own contributions, rollovers, employer matching contributions, and earnings thereon. Participants become 100% vested in employer discretionary contributions following five years of credited service, retirement, disability or death.

     Investment Options

     The Plan offers eight investment options including stock of the Company to which participants may allocate the investment of their accounts.

B.   Summary of Significant Accounting Policies

     Basis of Presentation

     The financial statements of the Plan have been prepared under the accrual basis of accounting.

     Reclassification

     Certain prior year balances have been reclassified to conform to the current year presentation.

     Investment Valuation and Income Recognition

     Investments in mutual funds, common collective trusts and the Company's common stock are stated at fair value using net asset value or market prices, as appropriate. Participant loans are valued at cost which approximates fair value. Investment transactions are record on the trade date. Interest is recorded as earned on the accrual basis. Dividends are recorded on the ex-dividend date. The Plan presents in the statement of changes in net assets available for plan benefits the net appreciation (depreciation) in the fair value of its investments which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

     Contributions

     Participant and employer matching contributions are recorded in the period in which the participant payroll deductions are made.

     Payment of Benefits

     Benefit payments are recorded when paid.

     Expenses

     All administrative expenses and fees are paid by the Company except for loan fees which are paid by the participants of the Plan.

     Use of Estimates

     The preparation of the Plan's financial statements in conformity with generally accepted accounting principles requires the plan administrator to make significant estimates and assumptions that affect the reported amounts of net assets available for plan benefits at the date of the financial statements and the changes in net assets available for plan benefits during the reporting period and, when applicable, disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

The Lifeline Employees' Savings and Investment Plan
Notes to Financial Statements

     Risks and Uncertainties

     The Plan provides for various investment options that may include any combination of stocks, bonds, fixed income securities, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statement of net assets available for plan benefits.

C.   Investment Contracts with Insurance Company and Bank

     In January 1992 the Plan entered into an investment agreement with Bankers Trust Company to enter into the Bankers Trust Pyramid Guaranteed Investment Contracts Fund, a common collective trust established and managed by Bankers Trust Company. The Fund invests primarily in Guaranteed Investment Contracts ("GICs") and Bank Investment Contracts issued by life insurance companies, banks or other financial institutions, and any of the Bankers Trust Commingled short-term investments funds. The Fund's assets are valued at fair value; however, assets for which there is no readily ascertainable market value are valued at fair value determined in good faith by the trustee of the Fund. The Fund expects to maintain a constant unit value of $1.00. The average yield and crediting interest rates were approximately 5 percent for 2001 and 6 percent for 2000. The crediting interest rate is determined on a daily basis. Withdrawals are permitted and are subject to a deferred payout schedule.

     In February 1997, the Plan terminated its participation in the Bankers Trust Pyramid Guaranteed Investment Contracts Fund and entered into an Investment Management Agreement with Bankers Trust Company. The Plan received payouts of its remaining balance in six installments from February 1, 1997 through October 1, 2001.

The Lifeline Employees' Savings and Investment Plan
Notes to Financial Statements

D.       Investments

         Investments held by the Plan at December 31, 2001 and 2000 are summarized as follows:

                                                                                2001                  2000
          Description                                                         Fair value            Fair value
          Lifeline Fixed Fund
             SSGA Stable Value Fund                                            $ 1,358,859 *        $ 1,117,941 *
             Bankers Trust Pyramid GIC Fund                                              -              184,958
                                                                               -----------          -----------
             Total common collective trusts                                      1,358,859            1,302,899

          SSGA S&P 500 Fund                                                      1,449,744 *          1,302,979 *
          Scudder International Fund                                               534,417              524,421
          Strong Government Securities Fund                                        688,978              357,900
          SSGA Growth & Income Fund                                              3,359,264 *          3,629,058 *
          INVESCO Total Return Fund                                              1,958,917 *          1,877,310 *
          Dreyfus Emerging Leaders Fund                                          1,615,032 *          1,581,558 *
                                                                               -----------          -----------

             Total mutual funds                                                  9,606,352            9,273,226

          Lifeline Systems, Inc. Common Stock                                    3,031,409 *          1,315,528 *
          Participant Loans                                                        436,800              543,745
                                                                               -----------          -----------
                                                                               $14,433,420          $12,435,398
                                                                               ===========          ===========

         * Investment represents 5% or more of net assets available for plan benefits.

         During 2001 and 2000, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) as follows:

                                                                                   2001                 2000
          Mutual funds                                                         $(1,014,970)         $  (881,503)
          Common collective trusts                                                  94,640               63,014
          Lifeline Systems, Inc. Common Stock                                    1,340,907             (251,184)
                                                                               -----------          -----------
                                                                               $   420,577          $(1,069,673)
                                                                               ===========          ===========




E.       Tax Status

         The Internal Revenue Service has determined and informed the Company by a letter dated July 10, 1995 that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. However, the plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan's financial statements.

The Lifeline Employees' Savings and Investment Plan
Notes to Financial Statements

F.   Plan Termination

     The Company intends to continue the Plan indefinitely but reserves the right to terminate the Plan at any time without any liability whatsoever for such discontinuance or termination. After payment of expenses by the trustee, the Plan would be liquidated and each participant would receive his or her interest in the form of a lump-sum payment.

G.   Related Party Transactions

     State Street Bank and Trust Company is the Trustee for the Plan. The Plan invests in mutual funds managed by State Street Global Advisors, a related entity to the Trustee. Therefore, State Street Global Advisors is a party-in-interest. In addition, purchases and sales of the Company's common shares and participant loans are considered party-in-interest transactions.

The Lifeline Employees' Savings and Investment Plan
Supplemental Schedule
Form 5500, Schedule H, Part IV, Item 4: Schedule of Assets (Held at End of Year) December 31, 2001

Identity of issue, borrower,                                                               Current
lessor or similar party                         Description of investment                   value
 *  SSGA Stable Value Fund                      Common Collective Trust                 $ 1,358,859

 *  SSGA Growth & Income Fund                   Mutual Fund                               3,359,264

 *  SSGA S&P 500 Index Fund                     Mutual Fund                               1,449,744

    Strong Government Securities Fund           Mutual Fund                                 688,978

    INVESCO Total Return Fund                   Mutual Fund                               1,958,917

    Dreyfus Emerging Leaders Fund               Mutual Fund                               1,615,032

    Scudder International Fund                  Mutual Fund                                 534,417

 *  Lifeline Systems, Inc. Common Stock         Shares of Common Stock                    3,031,409

 *  Participant Loans                           Participant Loans; rates
                                                  ranging from 6.25% to 11.00%              436,800
                                                                                        -----------

                                                                                        $14,433,420
                                                                                        ===========

*  Party-in-interest